Exhibit 99.1

NEWS FROM ARCH COAL FOR IMMEDIATE RELEASE Media — Kim Link 314/994-2936 Investors — Jennifer Beatty 314/994-2781

Arch Coal Completes Sale of Canyon Fuel Subsidiary

ST. LOUIS, Aug. 19, 2013 — Arch Coal, Inc. (NYSE:ACI) (“Arch”) today announced that it has completed the sale of its subsidiary, Canyon Fuel Company, LLC (“Canyon Fuel”) to Bowie Resources, LLC for $423 million in cash, which is inclusive of working capital adjustments. The sale includes the Sufco and Skyline longwall mines, the Dugout Canyon continuous miner operation and approximately 105 million tons of bituminous coal reserves, all located in Utah.

“The sale of our Utah operations is advantageous for Arch and our shareholders, allowing us to monetize assets in our portfolio that aren’t core to our long-term strategic plans,” said John W. Eaves, Arch’s president and CEO. “We are pleased with the value this transaction creates, as the sale puts Arch in a strong position for an evolving domestic coal market.”

In addition to the cash proceeds received, Arch expects to record a pre-tax gain of approximately $120 million in the third quarter of 2013 related to the Canyon Fuel sale. Arch also forecasts cumulative capital and administrative cost savings of more than $200 million from 2014 through 2017 due to the divestiture of its Utah assets. Furthermore, following the Canyon Fuel transaction, Arch anticipates further streamlining its operations to achieve an additional $10 million in annual administrative cost reductions.

“This divestiture pulls forward multiple years of cash flows and reduces Arch’s future capital and cost outlays,” said Eaves. “Moreover, the sale of our Utah assets provides an incremental boost in liquidity, further enhancing our financial flexibility and positioning Arch for future debt reduction as coal markets rebound.”

“I would like to thank the Utah employees for their contributions in safety, stewardship and overall performance,” said Eaves. “They have contributed greatly to Arch’s success over the past 15 years. We commend them for their efforts and we wish them well.”

Arch is retaining the West Elk mine in Colorado and approximately 300 million tons of bituminous coal reserves in the Western Bituminous Region. Included in that total are the Saddleback Hills and Elk Mountain reserves in southeastern Wyoming.

“The divestiture of Canyon Fuel further streamlines our asset portfolio and shifts our focus to the most value-enhancing parts of our business, such as building out and upgrading our Appalachian metallurgical coal platform and optimizing our low-cost thermal coal franchise to serve the domestic and export coal markets,” added Eaves.

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers in 25 countries on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

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